Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of L&F Acquisition Corp. of our report dated February 7, 2022, relating to the consolidated financial statements of ZeroFox, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
February 7, 2022